Exhibit 99.1

Silence Therapeutics Plc

2023 Equity Incentive Plan

With

Non-Employee Sub-Plan

and

CSOP Sub-Plan

Adopted by the Board of Directors: 20 March 2023

Approved by the Shareholders: 27 April 2023

Table of Contents

Page

1. PURPOSE	1
2. ELIGIBILITY	1
3. ADMINISTRATION AND DELEGATION.	1
4. SHARES AVAILABLE FOR AWARDS.	2
5. OPTIONS AND SHARE APPRECIATION RIGHTS.	3
6. RESTRICTED SHARES; RESTRICTED SHARE UNITS	6
7. OTHER SHARE BASED AWARDS	7
8. ADJUSTMENTS FOR CHANGES IN SHARES AND CERTAIN OTHER EVENTS	7
9. GENERAL PROVISIONS APPLICABLE TO AWARDS	9
10. MISCELLANEOUS	11
11. VALID ISSUANCE.	16
12. DEFINITIONS.	16
APPENDIX 1 NON-EMPLOYEE SUB-PLAN	22
APPENDIX 2 CSOP SUB-PLAN	23

-i-

1. PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries by providing these individuals with equity ownership opportunities. Capitalised terms used in the Plan are defined in Section 12.

2. ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3. ADMINISTRATION AND DELEGATION.

(a) Administration.

(i) The Plan is administered by the Administrator. The Administrator has authority to (i) determine which Service Providers receive Awards, (ii) determine what type or combination of types of Award will be granted, (iii) grant Awards, (iv) set Award terms and conditions (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Shares or other payment pursuant to an Award, (iv) determine the number of Shares or cash equivalent with respect to which an Award will be granted to each such person, (v) designate whether such Awards will cover Ordinary Shares or ADSs, and (vi) determine the terms of any performance Award that is valued in whole or in part by reference to, or otherwise based on, the Shares, including the amount of cash payment or other property that may be earned and the timing of payment, in each case subject to the conditions and limitations in the Plan and all Applicable Laws.

(ii) The Administrator has the authority to settle all controversies regarding the Plan and Awards granted under it.

(iii) The Administrator has the authority to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(iv) The Administrator also has the authority to take all actions and make all determinations under the Plan, to approve the forms of Award Agreements for use under the Plan, to construe and interpret the Plan and the terms of Awards and to adopt, amend and repeal Plan administrative rules, regulations, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

(b) Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

4. SHARES AVAILABLE FOR AWARDS.

(a) Number of Shares. Subject to adjustment under Section 8 and the remaining terms of this Section 4, Awards may be made under the Plan (taking account of Awards granted under the Non-Employee Sub-Plan and the CSOP Sub-Plan) in an aggregate amount up to 3,000,000 Ordinary Shares plus any Ordinary Shares that become available under the Plan pursuant to Section 4(c)(ii) below

(in each case including as part of the process for the issue of new ADSs) (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1st of each year commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to 5% of the total number of Ordinary Shares outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser (but not a greater) number of Ordinary Shares than would otherwise occur pursuant to the preceding sentence.

(b) Limit Applies to Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to Awards that were granted under this Plan and does not limit the granting of Awards, except that the Company will keep available at all times the number of Shares reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of Shares available for issuance under the Plan, as further described under Section 4(e).

(c) Share Recycling.

(i) If all or any part of an Award or Awards granted under the Plan (including the Non-Employee Sub-Plan and the CSOP Sub-Plan) expires, lapses or is terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised, or is withheld to satisfy a tax withholding obligation in connection with an Award or to satisfy a purchase or exercise price of an Award, the unused Shares covered by the Award or Awards granted under the Plan (including the Non-Employee Sub-Plan and the CSOP Sub-Plan) will, as applicable, become or again be available for Awards granted under the Plan (including the Non-Employee Sub-Plan and the CSOP Sub-Plan).

(ii) If all or any part of an option or options to acquire unissued Shares that was granted under the Prior Plans and which is subsisting as of the Effective Date expires, lapses or is terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised, or is withheld to satisfy a tax withholding obligation in connection with an option or to satisfy a purchase or exercise price of an option, in each case on or after the Effective Date, the unused Shares covered by such option or options under the Prior Plans shall increase the Share Reserve and shall become available for Awards granted under the Plan (including the Non-Employee Sub-Plan and the CSOP Sub-Plan) subject to a maximum of 16,037,019 Ordinary Shares (including as part of the process for the issue of new ADSs).

(d) ISO Limitations. Subject to adjustment under Section 8 and to the overall Share Reserve, no more than 57,111,057 Ordinary Shares (including as part of the process for the issue of new ADSs) may be issued pursuant to the exercise of ISOs.

(e) Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Subject to Applicable Laws, Substitute Awards will not count against the Share Reserve (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan not adopted in contemplation of such acquisition or combination, then, subject to Applicable Laws, shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares or common stock (as applicable) of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorised for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(f) Grant Date. Unless otherwise determined by the Administrator, the Grant Date of an Award shall be the date of the Administrator’s approval of that Award.

(g) Deed Poll. The Administrator may grant Awards by entering into a deed poll and, as soon as practicable after the Company has executed the deed poll, the Administrator shall enter into an Award Agreement.

(h) Type of Shares. The Shares issuable under the Plan will be new shares, treasury shares or market purchase shares.

(i) Prior Plans. Upon the Effective Date, no further new awards may be granted over Shares under the Prior Plans.

5. OPTIONS AND SHARE APPRECIATION RIGHTS.

(a) General. The Administrator may grant Options or Share Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to ISOs. The Administrator will determine the number of Shares covered by each Option and Share Appreciation Right, the exercise price of each Option and Share Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Share Appreciation Right. Each Option will be designated in writing as an ISO or Non-Qualified Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Non-Qualified Option, and the Shares purchased upon exercise of each type of Option will be separately accounted for. A Share Appreciation Right will entitle the Participant (or other person entitled to exercise the Share Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Share Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement. A Participant will have no rights of a shareholder with respect to Shares subject to any Option or Share Appreciation Right unless and until any Shares are delivered in settlement of the Option or Share Appreciation Right.

(b) Exercise Price. The Administrator will establish each Option’s and Share Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 10(g), the exercise price will not be less than the nominal value of a Share and for Participants who are subject to tax in the United States not less than 100% of the Fair Market Value on the grant date of the Option or Share Appreciation Right. Notwithstanding the foregoing, an Option or Share Appreciation Right may be granted with an exercise price lower than 100% of the Fair Market Value on the Grant Date of such Award if such Award is granted pursuant to an assumption of or substitution for another option or share appreciation right pursuant to Section 4(f) and, in respect of Participants who are subject to tax in the United States, in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Duration. Each Option or Share Appreciation Right will vest and be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Share Appreciation Right will not exceed ten years, subject to Section 10(g). Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Share Appreciation Right (other than an ISO) (i) the exercise of the Option or Share Appreciation Right is prohibited by Applicable Laws, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading, window period and/or dealing policy (including blackout periods), the term of the Option or Share Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period, as determined by the Company; provided, however, in no event shall the extension last beyond the original term of the applicable Option or Share Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Share Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant shall terminate effective as of immediately upon such violation, unless within 60 days following such violation the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Share Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service, provided, however, in no event shall the suspension cause the original term of the applicable Option or Share Appreciation Right to be extended).

(d) Exercise. Options and Share Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorised to exercise the Option or Share Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5(e) for the number of Shares for which the Award is exercised and (ii) as specified in Section 9(e) for any applicable taxes. Unless the Administrator otherwise determines, an Option or Share Appreciation Right may not be exercised for a fraction of a Share.

(e) Payment Upon Exercise. Subject to any Company insider trading, window period and/or dealing policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(i) cash, wire transfer of immediately available funds or by cheque payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(ii) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(iii) to the extent permitted by the Administrator at the time of exercise, delivery (either by actual delivery or attestation) of Shares owned by the Participant free and clear of any liens, claims, encumbrances or security interests, which, when valued at their Fair Market Value on the exercise date, have a value sufficient to pay the exercise price, provided that (1) at the time of exercise the Shares are publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment selected by the Company, (3) such delivery would not violate any Applicable Laws or agreement restricting the redemption of the Shares, (4) if required by the Administrator, any certificated Shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such Shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) to the extent permitted by the Administrator at the time of exercise, except with respect to ISOs, surrendering the largest whole number of Shares then issuable upon the Option’s exercise which, when valued at their Fair Market Value on the exercise date, have a value sufficient to pay the exercise price, provided that (1) such Shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment selected by the Company;

(v) to the extent permitted by the Administrator at the time of exercise and permitted by Applicable Law, delivery of any other property that the Administrator determines is good and valuable consideration; or

(vi) to the extent permitted by the Administrator, any combination of the above payment forms.

(f) Non-Exempt U.S. Employees. No Option or Share Appreciation Right, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, will be first exercisable for any Shares until at least six months following the Grant Date of such Award. Notwithstanding the foregoing, in accordance with the provisions of the U.S. Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the Grant Date of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Event in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 5(f) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or Share Appreciation Right will be exempt from his or her regular rate of pay.

6. RESTRICTED SHARES; RESTRICTED SHARE UNITS

(a) General. The Administrator may grant Restricted Shares, or the right to purchase Restricted Shares, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture or compulsory transfer of such shares in such manner as the Administrator may determine) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Share Units, which may be subject to vesting, issuance and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Share and Restricted Share Unit Award, subject to the conditions and limitations contained in the Plan.

(b) Duration. Each Restricted Share or Restricted Share Unit will vest at such times and as specified in the Award Agreement, provided that the vesting schedule of a Restricted Share or Restricted Share Unit will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the vesting date of a Restricted Share or Restricted Share Unit, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the Restricted Share or Restricted Share Unit issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the vesting date of a Restricted Share or Restricted Share Unit, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to receive Shares as a result of the vesting of the Restricted Share or Restricted Share Unit issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the Restricted Share or Restricted Share Unit issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

(c) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Restricted Shares or Shares subject to Restricted Share Units, as determined (and on such terms as may be determined) by the Administrator and specified in the Award Agreement.

(d) Restricted Shares.

(i) Form of Award. The Company may require that the Participant deposit in escrow with the Company (or its designee) any certificates issued in respect of Restricted Shares, together with a stock transfer form endorsed in blank. Unless otherwise determined by the Administrator, a Participant will have voting and other rights as a shareholder of the Company with respect to any Restricted Shares.

(ii) Consideration. Restricted Shares may be granted in consideration for (A) cash or cheque, bank draft or money order payable to the Company, (B) past services to the Company or a Subsidiary, or (C) any other form of consideration (including future services) as the Administrator may determine to be acceptable and which is permissible under Applicable Laws.

(e) Restricted Share Units.

(i) Settlement. The Administrator may provide that settlement of Restricted Share Units will occur upon or as soon as reasonably practicable after the Restricted Share Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election.

(ii) Shareholder Rights. A Participant will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

(iii) Consideration. Unless otherwise determined by the Administrator at the time of grant, Restricted Share Units will be granted in consideration for the Participant’s services to the Company or a Subsidiary, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the Award, or the issuance of any Shares pursuant to the Award. If, at the time of grant, the Administrator determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or a Subsidiary) upon the issuance of any Shares in settlement of the Award, such consideration may be paid in any form of consideration as the Administrator may determine to be acceptable and which is permissible under Applicable Laws.

7. OTHER SHARE BASED AWARDS

Other Share Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future (whether based on specified performance criteria, performance goals or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Share Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share Based Awards may be paid in Shares or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Share Based Award, including any purchase price, performance condition, performance goal, transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

8. ADJUSTMENTS FOR CHANGES IN SHARES AND CERTAIN OTHER EVENTS

(a) Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 8, the Administrator will equitably adjust (i) class(es) and maximum number of Shares subject to the Plan, (ii) the class(es) and maximum number of Shares that may be issued pursuant to the exercise of ISOs under Section 4(e) above and (iii) each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8(a) will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(b) Corporate Events. In the event of any reorganisation, merger, consolidation, combination, amalgamation, scheme of arrangement, repurchase, recapitalisation, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company or a Change in Control (any “Corporate Event”), the Administrator, on such terms and conditions as it deems appropriate, is hereby authorised to take any one or more of the following actions whenever the Administrator determines that such action is appropriate:

(i) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realisation of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realisation of the Participant’s rights, in any case, is equal to or less than zero (as determined by the Administrator in its discretion), then the Award may be terminated without payment. In addition, such payments under this provision may, in the Administrator’s discretion, be delayed to the same extent that payment of consideration to the holders of Shares in connection with the Corporate Event is delayed as a result of escrows, earn outs, holdbacks or any other contingencies;

(ii) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award as of a date prior to the effective time of such Corporate Event as the Administrator determines (or, if the Administrator does not determine such a date, as of the date that is five (5) days prior to the effective date of the Corporate Event), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Event; provided, however, that the Administrator may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Event, which exercise is contingent upon the effectiveness of such Corporate Event;

(iii) To provide that such Award be assumed by the successor or survivor entity, or a parent or Subsidiary thereof, or shall be substituted for by awards covering the equity securities of the successor or survivor entity, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv) To arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to the Award to the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company);

(v) To arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;

(vi) To replace such Award with other rights or property selected by the Administrator; and/or

(vii) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable transaction or event.

The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award.

(c) Administrative Stand Still. In the event of any pending Corporate Event or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to thirty days before or after such Corporate Event or other similar transaction.

(d) General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class, issue, rights issue, offer or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8(a) above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorise (i) any adjustment, recapitalisation, reorganisation or other change in the Company’s capital structure or its business, (ii) any Corporate Event or (iii) sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 8.

9. GENERAL PROVISIONS APPLICABLE TO AWARDS

(a) Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except on Participant’s death, and, during the life of the Participant, will be exercisable only by the Participant. Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit transfer of an Award pursuant to a domestic relations order or in such other manner that is not prohibited by applicable tax and securities laws upon the Participant’s request and provided that the Participant and the transferee enter into a transfer agreement and other agreements as required by the Company. If an Option is an ISO, such Option may be deemed to be a Non-Qualified Option as a result of a transfer pursuant to this Section. References to a Participant, to the extent relevant in this context, will include references to a Participant’s authorised transferee that the Administrator specifically approves.

(b) Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Company or another third party selected by the Company. Each Award may contain terms and conditions in addition to (or a variation of or effecting a disapplication of) those set forth in the Plan. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Administrator’s request.

(c) Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d) Termination of Status.

(i) Subject to Applicable Laws, the Administrator will determine how the disability, death, retirement, authorised leave of absence or any other change or purported change in a Participant’s Service Provider status (including a change which would result in a Termination of Service under the Plan but not under the Non-Employee Sub-Plan or vice versa) affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(ii) If the Administrator so determines, a Participant who ceases to be a Service Provider for the purposes of and as defined in the Plan and who becomes a Service Provider for the purposes of and as defined in the Non-Employee Sub-Plan immediately thereafter (provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary) may be considered to remain continuously a Service Provider for the purposes of their Awards provided that such Awards shall, as of the date of such cessation, be deemed to be Awards under the Non-Employee Sub-Plan.

(e) Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes (which includes any social security contributions or the like including but not limited to, if applicable, all liability to primary (employee) and, if determined by the Administrator and provided in the applicable Award Agreement, all or a percentage of secondary (employer) national insurance contributions) required by law to be withheld or paid by the Company or by any Subsidiary that is the employing entity of the Participant or which Participant has agreed to pay in connection with such Participant’s Awards by the date of the event creating the tax liability. A Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Shares subject to an Award, unless and until such obligations are satisfied. The Company may deduct an amount sufficient to satisfy such tax obligations based on the maximum statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs and Applicable Law) from any payment of any kind otherwise due to a Participant. To the extent permitted by the terms of an Award Agreement and subject to any Company insider trading, window period and/or dealing policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by cheque made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by transfer of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a cheque sufficient to satisfy the tax and/or social security withholding, provided that such amount is paid to the Company at such time as may be required by the Administrator, (iv) withholding cash from an Award settled in cash, (v) withholding payment from any amounts otherwise payable to the Participant or (vi) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator.

(f) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or any Subsidiary’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Subsidiaries, each Participant agrees to indemnify and hold the Company and/or its Subsidiaries harmless from any failure by the Company and/or its Subsidiaries to withhold the proper amount.

(g) Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by cancelling and substituting another Award of the same or a different type, reducing the exercise price, changing the exercise or settlement date, converting an ISO to a Non-Qualified Option, taking any other action that is treated as a repricing under generally accepted accounting principles or by amending, waiving or relaxing any applicable performance criteria or goal(s). The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not Materially Impair the Participant’s rights under the Award, or (ii) the change is permitted under Section 8 or pursuant to Section 10(f). Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, except pursuant to Section 8, without the approval of the shareholders of the Company, reduce the exercise price per share of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an exercise price per share that is less than the exercise price per share of the original Options.

(h) Conditions on Issuance of Shares. The Company will not be obligated to issue any Shares under the Plan or remove restrictions from Shares previously issued under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance of such Shares (including payment of nominal value) have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(i) Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable (if applicable), free of some or all restrictions or conditions, or otherwise fully or partially realisable.

10. MISCELLANEOUS

(a) No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company and/or a Subsidiary. The Company, also on behalf of its Subsidiaries, expressly reserves the right at any time to dismiss or otherwise terminate their relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or a Subsidiary regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(b) No Rights as Shareholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a shareholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares on the register of members of the Company. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the register of members of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

(c) Effective Date and Term of Plan. The Plan will come into existence on the day it is adopted by the Board, but no Awards may be granted under the Plan prior to the Effective Date. Unless earlier terminated by the Board, the Plan will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the Company’s shareholders. If the Plan is not approved by the Company’s shareholders within 12 months of the date of Board approval of the Plan, all ISOs will be treated as Non-Qualified Options.

(d) Amendment and Termination of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, suspension or termination may Materially Impair any Award outstanding at the time of such amendment without the affected Participant’s written consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(e) Country Specific Provisions. The Administrator may modify Awards granted to Participants who are nationals of, or employed in, a jurisdiction outside the United Kingdom and the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such international jurisdictions with respect to tax, securities, currency, employee benefit or other matters, including as may be necessary or appropriate in the Administrator’s discretion to grant Awards under any tax-favourable regime that may be available in any jurisdiction (provided that Administrator approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant jurisdiction).

(f) Section 409A. The following provisions only apply to Participants subject to tax in the United States:

(i) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10(f) or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(ii) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of service”, “termination of employment” or like terms means a “separation from service.”

(iii) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(g) 10% Shareholders. The Administrator may grant ISOs only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive ISOs under the Code. If an ISO is granted to a Greater Than 10% Shareholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All ISOs will be subject to and construed consistently with Section 422 of the Code. By accepting an ISO, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an ISO fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any ISO or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a Fair Market Value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Option.

(h) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, the Group or any of its officers, Directors, Employees or Subsidiaries related to tax or social security liabilities arising from such Award or other Company or Group compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax and social security consequences of the Award and has either done so or knowingly and voluntarily declined to do so. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

(i) No Obligation to Notify or Minimise Taxes. Except as required by Applicable Laws the Company has no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimise the tax or social security consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax or social security consequences to such holder in connection with an Award.

(j) Data Privacy.

(i) To the extent that the processing of the Participant’s personal data by the Company and any Group Company under and/or in connection with this Plan falls within the territorial scope of (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 (the “EU GDPR”), (ii) the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended (the “UK GDPR”), and/or (iii) equivalent legislation and/or legislation implementing and/or supplementing the EU GDPR or UK GDPR in any member state of the European Economic Area or the UK, the Company and/or any Group Company will carry out such processing in accordance with their EEA/UK privacy notice from time to time in force, the latest version of which shall have been provided to the Participant.

(ii) By accepting an Award, (except where (i) above applies) a Participant: (A) explicitly and unambiguously acknowledges and consents to the collection, use, transfer and other processing of their personal data as described in this clause 10(j)(ii) by the Company and any Group Company for the purpose of implementing, administering and managing their participation in the Plan; (B) understands that the Company and any Group Company hold certain personal data about the Participant, including, but not limited to, their name, home address, telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares or directorships held by the Participant in the Company, details of all options or any other entitlement to

Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Participant’s favour for the purpose of implementing, managing and administering the Plan; and (C) understands that this personal data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.

(k) Severability. If any portion of the Plan or any Award Agreement or any action taken thereunder is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan or such Award Agreement, and the Plan and such Award Agreement will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

(l) Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply. All Awards will be subject to Applicable Laws on insider trading and dealing including but not limited to any specific insider trading, window period and/or dealing policy adopted by the Company.

(m) Governing Law and Jurisdiction. The Plan and all Awards, including any non-contractual obligations arising in connection therewith, will be governed by and interpreted in accordance with the laws of England and Wales, disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to hear any dispute.

(n) Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy that may be adopted from time to time to the extent such policy applies to the relevant Participant, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement, to the extent applicable and permissible under Applicable Laws. By accepting an Award, a Participant shall be deemed to have agreed in writing to the application of any such claw-back policy. No recovery of compensation under such a claw-back policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(o) Other Group Company policies. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any relevant Company or Group Company policy to the extent such policy applies to the relevant Participant, including but not limited to any remuneration policy and/or share retention, ownership, or holding policy that may be adopted from time to time.

(p) Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

(q) Conformity to Applicable Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws and may be unilaterally cancelled by the Company (with the effect that all Participant’s rights thereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

(r) Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

(s) Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any Shares to be sold through the broker-assisted sale will be sold (subject in all cases to the Administrator having regard to the orderly marketing and disposal of such Shares, and having the discretion to delay broker-assisted sales for such reasons) on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee, or the Company or any Subsidiary may withhold from any payment to be made to the Participant (including but not limited to that Participant’s salary), an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

(t) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Subsidiary is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the Grant Date of any Award to the Participant, the Administrator may determine, to the extent permitted by Applicable Laws, to (i) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, subject to compliance with Applicable Laws, including, without limitation, Section 409A, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(u) Deferrals. To the extent permitted by Applicable Laws, the Administrator, in its sole discretion, may determine that the issuance of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants.

11. VALID ISSUANCE.

If the Company is unable to obtain the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Shares upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Shares pursuant to the Award if such grant or issuance would be in violation of any Applicable Laws.

12. DEFINITIONS.

As used in the Plan, the following words and phrases will have the following meanings:

(a) “ADSs” means American Depositary Shares, each representing three (3) Ordinary Shares on deposit with a U.S. banking institution selected by the Company and which are registered pursuant to a Form F-6.

(b) “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(c) “Applicable Laws” means any applicable laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, rules, listing rules, regulations, judicial decisions, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organisation such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority), including without limitation: (a) the requirements relating to the administration of equity incentive plans under English, U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any other country or jurisdiction where Awards are granted; and (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. federal, state, local or foreign, applicable in the United Kingdom, United States or any other relevant jurisdiction.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, or Other Share Based Awards.

(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing an Award, which may be electronic. The Award Agreement generally consists of the grant notice and the agreement that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company (or its designee).

(g) “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) a criminal offence (other than a road traffic offence for which no custodial sentence is imposed) and the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offence or crime involving fraud, dishonesty or moral turpitude (or equivalent in any jurisdiction); (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (E) the Participant’s commission of (or attempted commission of) an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries; (F) the Participant’s unauthorised use or disclosure of the confidential information or trade secrets of the Company or any Subsidiary; or (G) the Participant’s material violation of any contract or agreement between the Participant and the Company (or Subsidiary) or of any statutory duty owed to the Company (or Subsidiary) or such Participant’s material failure to comply with the written policies or rules of the Company (or Subsidiary).

(h) “Change in Control” means and includes each of the following:

(i) a Sale; or

(ii) a Takeover.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(i) “Code” means the US Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(j) “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(k) “Company” means Silence Therapeutics plc, registered in England and Wales with company number 02992058, or any successor.

(l) “Control” has the meaning given in section 995(2) of the UK Income Tax Act 2007, unless otherwise specified.

(m) “Corporate Event” has the meaning given to it in Section 8(b).

(n) “CSOP Sub-Plan” means the CSOP Sub-Plan to the Plan adopted by the Board.

(o) “Designated Beneficiary” means: (i) a Participant’s personal representative appointed on Participant’s death; or (ii) if the Administrator permits from time to time in its discretion, the beneficiary or beneficiaries a Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated.

(p) “Director” means a Board member.

(q) “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended, and will be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

(r) “Effective Date” means the date of the Company’s annual general meeting in 2023, provided this Plan is approved by the Company’s shareholders at such meeting.

(s) “Employee” means any employee of the Company or its Subsidiaries, including a director who is also an employee.

(t) “Equity Restructuring” means any return of capital (including a share dividend), bonus issue of shares or other Company securities by way of capitalisation of profits, share split, reverse share split, spin-off, rights offering, re-designation, redenomination, consolidation recapitalisation through a large, nonrecurring cash dividend, or any similar equity restructuring transaction, that affects the number or class of Shares (or other Company securities) or the nominal value of Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Awards. Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as an Equity Restructuring.

(u) “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, unless otherwise determined by the Administrator, the value of the Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Administrator deems reliable.

(ii) If there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Shares, or if otherwise determined by the Administrator, the Fair Market Value will be determined by the Administrator in good faith.

(w) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) United Kingdom, U.S. federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, centre, organisation, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organisation (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(x) “Grant Date” means the date on which an Award is, was, or is to be granted.

(y) “Greater Than 10% Shareholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of equity securities of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

(z) “Group” means the Company and its Subsidiaries (references to “Group Company” shall be construed accordingly).

(aa) “ISO” means an Option intended to be, and that qualifies as, an “incentive stock option” as defined in Section 422 of the Code.

(bb) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant's rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Administrator, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant's rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an ISO under Section 422 of the Code; (iii) to change the terms of an ISO in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an ISO under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(cc) “Non-Employee Sub-Plan” means the Non-Employee Sub-Plan to the Plan adopted by the Board.

(dd) “Non-Qualified Option” means an Option not intended or not qualifying as an ISO.

(ee) “Option” means an option to purchase Shares.

(ff) “Ordinary Share” means an ordinary share of GBP0.05 each in the capital of the Company.

(gg) “Other Share Based Awards” means awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant), that may be granted either alone or in addition to Awards provided for under Section 5 and Section 6.

(hh) “Participant” means a Service Provider who has been granted an Award.

(ii) “Plan” means this 2023 Equity Incentive Plan, as amended from time to time.

(jj) “Prior Plans” means the (i) 2018 Employee Long Term Incentive Plan with US Sub-Plan and CSOP schedule for UK employees; and (ii) 2018 Non-Employee Long Term Incentive Plan with US Sub-Plan.

(kk) “Quarter Date” means each of 1 January, 1 April, 1 July, and 1 October, or such other dates as may be specified as being the applicable Quarter Dates in the applicable Award Agreement.

(ll) “Restricted Shares” means Shares awarded to a Participant under Section 6 subject to certain vesting conditions and other restrictions.

(mm) “Restricted Share Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share (or, if specified in the Award Agreement, other consideration determined by the Administrator to be of equal value as of such settlement date), subject to certain vesting conditions and other restrictions provided that nothing contained in the Plan or any Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or a Subsidiary or any other person.

(nn) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(oo) “Sale” means the sale of all or substantially all of the assets of the Company (in one transaction or a series of transactions).

(pp) “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(qq) “Securities Act” means the US Securities Act of 1933, as amended.

(rr) “Service Provider” means an Employee, Director or Consultant, provided that Consultants and Directors who are not Employees are only considered “Service Providers” eligible to be granted Awards under the Non-Employee Sub-Plan.

(ss) “Share” means an Ordinary Share, or the equivalent number of ADSs.

(tt) “Share Appreciation Right” means a share appreciation right granted under Section 5.

(uu) “Share Reserve” has the meaning given to it in Section 4(b).

(vv) “Subsidiary” has the meaning as set out in section 1159 of the UK Companies Act 2006.

(ww) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(xx) “Takeover” means if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(i) obtains Control of the Company as the result of making a general offer to:

(1) acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(2) acquire all of the shares in the Company which are of the same class as the Shares; or

(ii) obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 899 of the UK Companies Act 2006, or sanctioned under any other similar law of another jurisdiction; or

(iii) becomes bound or entitled under Sections 979 to 985 of the UK Companies Act 2006 (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(iv) obtains Control of the Company in any other way.

(yy) “Termination of Service” means the date the Participant ceases to be a Service Provider as defined in the Plan.

APPENDIX 1
NON-EMPLOYEE SUB-PLAN

TO THE SILENCE THERAPEUTICS 2023 EQUITY INCENTIVE PLAN

This sub-plan (the “Non-Employee Sub-Plan”) to the Silence Therapeutics plc 2023 Equity Incentive Plan (the “Plan”) governs the grant of Awards to Consultants (defined below) and Directors who are not Employees. The Non-Employee Sub-Plan incorporates all the provisions of the Plan except as modified in accordance with the provisions of this Non-Employee Sub-Plan.

Awards granted pursuant to the Non-Employee Sub-Plan are not granted pursuant to an “employees’ share scheme” for the purposes of UK legislation.

For the purposes of the Non-Employee Sub-Plan, the provisions of the Plan shall operate subject to the following modifications:

1. Interpretation

In the Non-Employee Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

“Consultant” means any person, including any adviser, engaged by the Company or any Group Company to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or any Group Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person. Notwithstanding the foregoing, a person is treated as a Consultant only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

“Service Provider” means a Consultant or Director who is not an Employee.

“Termination of Service” means, subject to Section 3 below, the date the Participant ceases to be a Service Provider as defined in this Non-Employee Sub-Plan.

2. Eligibility

Service Providers are eligible to be granted Awards under the Non-Employee Sub-Plan.

3. Service Provider status and Termination of Service

If the Administrator so determines, a Participant who (i) ceases to be a Service Provider for the purposes of this Non-Employee Sub-Plan and who becomes a Service Provider as defined in the Plan immediately thereafter; or (ii) ceases to be a Service Provider as defined in the Plan and who becomes a Service Provider for the purposes of this Non-Employee Sub-Plan immediately thereafter, (provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary) may be considered to remain continuously a Service Provider for the purposes of their Award(s).

APPENDIX 2
CSOP SUB-PLAN

TO THE Silence therapeutics Plc 2023 EQUITY INCENTIVE PLAN

This sub-plan (the “CSOP Sub-Plan”) to the Silence Therapeutics plc 2023 Equity Incentive Plan (the “Plan”) is intended to take effect as a Schedule 4 Company Share Option Plan. The CSOP Sub-Plan incorporates all the provisions of the Plan except as modified in accordance with the provisions of this CSOP Sub-Plan.

The Company has established the CSOP Sub-Plan as a subplan to the Plan under Section 10(e) of the Plan, which authorizes the Board to adopt subplans under the Plan. The purpose of the CSOP Sub-Plan is to enable the grant to, and subsequent exercise by, employees in the United Kingdom, on a tax favoured basis, of options to acquire Shares under the Plan.

For the purposes of the CSOP Sub-Plan, the provisions of the Plan shall operate subject to the following modifications:

1. Interpretation

In the CSOP Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

(a) “Acquiring Company” is a company which obtains Control of the Company in the circumstances referred to in rule 20 hereof;

(b) “Associate” has the meaning given to that expression by paragraph 12 of Schedule 4;

(c) “Constituent Company” means any of the following:

(i). the Company; and

(ii). any Eligible Company nominated by the Administrator to be a Constituent Company at the relevant time.

(d) “Control” the meaning given to that word by Section 719 of ITEPA 2003 and “Controlled” shall be construed accordingly;

(e) “Eligible Company” means any company of which the Company has Control, including any jointly owned company (as defined in paragraph 34 of Schedule 4):

(i). which is treated as being under the Company’s Control under paragraph 34 of Schedule 4; and

(ii). which is not excluded from being a Constituent Company under paragraph 34(4) of Schedule 4;

(f) “Eligible Employee” means any Employee who:

(i). does not have a Material Interest (either on his own or together with one or more of his Associates), and has not had such an interest in the last 12 months; and

(ii). has no Associate or Associates which has or (taken together) have a Material Interest, or had such an interest in the last 12 months; and

(iii). is either:

(A) not a director of any Constituent Company; or

(B) a director of a Constituent Company who is required to devote at least 25 hours per week (excluding meal breaks) to his duties;

(g) “Employee” means an employee of a Constituent Company;

(h) “Exercise Price” means the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to rule 23 hereof):

(i). if the Shares are to be newly issued to satisfy the exercise of the Option, may not be less than the nominal value of a Share; and

(ii). may not be less than the Market Value of a Share on the Grant Date.

(i) “Existing EMI Options” means all qualifying options (as defined in section 527 of ITEPA 2003) that have been granted as a result of employment with the Company (or any other member of a group of companies to which the Company belongs) that can still be exercised;

(j) “Grant Date” is the date on which an Option is granted under the CSOP Sub-Plan;

(k) “Group Company” means any of the following:

(i). the Company;

(ii). a company of which the Company has Control; and

(iii). a jointly owned company (as defined in paragraph 34 of Schedule 4) that is:

(A) treated as being under the Company's Control under paragraph 34 of Schedule 4; and

(B) that is not excluded from being a Constituent Company under paragraph 34(4) of Schedule 4.

(l) “HMRC” means HM Revenue and Customs;

(m) “ITEPA 2003” means the UK Income Tax (Earnings and Pensions) Act 2003;

(n) “Key Feature” means any provision of the CSOP Sub-Plan which is necessary to meet the requirements of Schedule 4;

(o) “Market Value” means the market value of a Share as determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, and any relevant published HMRC guidance, on the relevant date. If Shares are subject to a Relevant Restriction, Market Value shall be determined as if they were not subject to a Relevant Restriction;

(p) “Material Interest” has the meaning given to that expression by paragraph 9 of Schedule 4;

(q) “Option” means a right to acquire Shares granted under the CSOP Sub-Plan;

(r) “Option Agreement” means a written agreement between the Company and Participant evidencing the terms of an individual Option grant, subject to the terms and conditions of the CSOP Sub-Plan;

(s) “Participant” means an individual who holds an Option or, where the context permits, his personal representatives;

(t) “Redundancy” has the meaning given by the UK Employment Rights Act 1996;

(u) “Relevant CSOP Options” means all Options granted under the Plan (and any other Schedule 4 CSOP) as a result of employment with the Company (or any other member of a group of companies to which the Company belongs) that can still be exercised;

(v) “Relevant Restriction” means any provision included in any contract, agreement, arrangement or condition to which sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares;

(w) “Restrictions” has the meaning given to it in paragraph 36(3) of Schedule 4 to ITEPA;

(x) “rule” means a rule of this CSOP Sub-Plan;

(y) “Schedule 4” means Schedule 4 to ITEPA 2003;

(z) “Schedule 4 CSOP” means a share plan that meets the requirements of Schedule 4 to ITEPA 2003;

(aa) “Sufficient Shares” means the smallest number of Shares that, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale);

(bb) “Tax Liability” means the pounds sterling total of any PAYE income tax and primary class 1 (employee) and, to the extent specified in the applicable Option Agreement, secondary class 1 (employer) national insurance contributions that the Company or any employer (or former employer) of a Participant is liable to account for as a result of the exercise of an Option.

2. Companies participating in CSOP Sub-Plan

The companies participating in the CSOP Sub-Plan shall be each a Constituent Company.

3. Shares used in CSOP Sub-Plan

Options shall be granted over Shares which form part of the ordinary share capital of the Company which satisfy the conditions specified in paragraphs 16-18 (inclusive) of Schedule 4.

4. Grant of Options

An Option granted under the CSOP Sub-Plan shall be granted under and subject to the rules of the Plan as modified by this CSOP Sub-Plan.

5. Identification of Options

An Option Agreement issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

6. Contents of Option Agreement

An Option Agreement issued in respect of an Option shall specify:

(a) the Grant Date of the Option;

(b) the number of Shares subject to the Option;

(c) the Restrictions to which the Shares under Option are subject (if any);

(d) the Exercise Price;

(e) the vesting schedule or performance criteria imposed on the exercise of the Option (if any);

(f) the date(s) on which the Option will ordinarily become exercisable;

(g) the date(s) on which the Option will lapse; and

(h) a statement that:

(i) the Option is subject to these rules, Schedule 4 and any other legislation applying to Schedule 4 CSOPs; and

(ii) the provisions listed in rule 6(h)(i) shall prevail over any conflicting statement relating to the Option’s terms.

7. Earliest date for grant of Options

An Option may not be granted earlier than the Effective Date.

8. Persons to whom Options may be granted

An Option may not be granted to an individual who is not an Eligible Employee at the Grant Date.

If an Eligible Employee’s status changes to that of a Director or other Service Provider who is not an Employee, this shall be regarded as a termination of employment for the purposes of the CSOP Sub-Plan.

Sections 1, 2 and 5(a) of the Plan shall be construed accordingly.

9. Options non transferable

An Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 19 hereof, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Option.

The Plan shall be construed accordingly.

10. Limit on number of Shares placed under Option under CSOP Sub-Plan

For the avoidance of doubt, Shares placed under Option under the CSOP Sub-Plan shall be taken into account for the purposes of Section 4 of the Plan.

11. HMRC limit

11.1. An Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the Shares subject to all outstanding options granted to him under the CSOP Sub-Plan or any other Schedule 4 CSOP would exceed sterling £60,000 or such other limit as may from time to time be specified in paragraph 6 of Schedule 4. For this purpose, the United Kingdom sterling equivalent of the Market Value of a share on any day shall be determined by taking the sterling/dollar exchange rate for that day as shown in the Wall Street Journal.

11.2. If the grant of an Option would otherwise cause the limit in rule 11.1 above to be exceeded, it shall take effect as the grant of an Option under the CSOP Sub-Plan over the highest number of Shares which does not cause the limit to be exceeded.

11.3. If the grant of any share option intended to be an Option (referred to in this rule 11.3 as the “Excess Option”) would cause the total Market Value of Shares subject to:

(a) the Excess Option; and

(b) all Relevant CSOP Options held by the relevant Eligible Employee; and

(c) all Existing EMI Options held by the relevant Eligible Employee,

to exceed £250,000 (or any other amount specified in section 536(1)(e) of ITEPA 2003 at the relevant time), the whole of that Excess Option shall take effect as a share option granted outside the CSOP Sub-Plan (but under the Plan and subject to the same terms and conditions as if it were an Option) and without the tax advantages available for Options.

12. Exercise of Options.

12.1. Notwithstanding Section 5(b) of the Plan, the amount payable per Share on the exercise of an Option shall not be less than the Market Value (as defined in the CSOP Sub-Plan) of a Share on the Grant Date and shall be stated on the Grant Date.

12.2. Shares issued upon exercise of an Option will be issued only in the name of the Participant or, following his death, his personal representative.

12.3. A Participant may not exercise an Option at any time when the Participant:

(a) has a Material Interest (any interests of the Participant’s Associates being treated as belonging to the Participant for this purpose); or

(b) had a Material Interest in the 12 months before that time (any interests of the Participant’s Associates being treated as having belonged to the Participant for this purpose).

13. Performance criteria imposed on exercise of Option

13.1. Any performance criteria imposed on the exercise of an Option shall be:

(a) objective;

(b) such that, once satisfied, the exercise of the Option is not subject to the discretion of any person; and

(c) stated on the Grant Date.

13.2. If an event occurs as a result of which the Administrator considers that any performance criteria imposed on the exercise of an Option is no longer appropriate and amends or modifies the performance criteria, such amendment or modification shall:

(a) be fair and reasonable in the circumstances; and

(b) produce a measure of performance that is no more difficult to satisfy than the original.

14. Exercise of Options by Leavers

14.1. The period during which an Option shall remain exercisable following termination of employment, shall be stated at grant in the Option Agreement, which period may not thereafter be altered.

14.2. A Participant who ceases to be an Employee due to:

(a) injury;

(b) disability;

(c) retirement;

(d) Redundancy;

(e) the Participant’s employer ceasing to be a Group Company; or

(f) a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006,

will be a “Good Leaver” and may exercise their Option as provided in the Option Agreement during the period of six months following the date the Participant ceases to be an Employee and the Option shall lapse at the end of such exercise period to the extent it is not exercised.

15. Latest date for exercise of Options

The period during which an Option shall remain exercisable shall be stated in the Option Agreement and any Option not exercised by that time shall lapse immediately.

16. Tax Liabilities

16.1. Each Option shall include a requirement that the Participant irrevocably agrees to:

(a) pay to the Company, his employer or former employer (as appropriate) the amount of Tax Liability; or

(b) enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

16.2. If a Participant does not fulfil his obligations under rule 16.1 in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time, the Company shall withhold Sufficient Shares from the Shares which would otherwise be delivered to the Participant. From the net proceeds of sale of those withheld Shares, the Company shall pay to the employer or former employer an amount equal to the Tax Liability and shall pay any balance to the Participant.

16.3. Section 9(e) of the Plan shall be construed accordingly.

16.4. Participants shall have no rights to compensation or damages on account of any loss in respect of Options or the CSOP Sub-Plan where such loss arises (or is claimed to arise), in whole or in part, from the CSOP Sub-Plan ceasing to be, or not qualifying as, a Schedule 4 CSOP.

17. Manner of payment for Shares on exercise of Options

The amount due on the exercise of an Option shall be paid:

(a) in cash or by cheque or banker’s draft and may be paid out of funds provided to the Participant on loan by a bank, broker or other person; or

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator.

For the avoidance of doubt, the amount may not be paid by the transfer to the Company of Shares or by a “net exercise”.

Section 5(e) of the Plan shall be construed accordingly.

18. Issue or transfer of Shares on exercise of Options

Subject only to compliance by the Participant with the rules of the CSOP Sub-Plan and to any delay necessary to complete or obtain:

(a) the listing of the Shares on any stock exchange on which Shares are then listed;

(b) such registration or other qualification of the Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable;

the Company shall, as soon as reasonably practicable after the date of exercise of an Option, issue or transfer to the Participant, or procure the issue or transfer to the Participant of, the number of Shares specified in the notice of exercise and shall deliver to the Participant, or procure the delivery to the Participant of, a share certificate in respect of such Shares (unless the Shares are held in uncertificated book entry form) together with, in the case of the partial exercise of an Option, an Option Agreement in respect of, or the original Option Agreement endorsed to show, the unexercised part of the Option.

19. Death of Participant

If a Participant dies, his personal representatives shall be entitled to exercise his Options as provided in the Option Agreement for the twelve-month period following his death. If not so exercised, the Options shall lapse immediately.

20. Change in Control

20.1. Exchange of Options

If:

(a) a person (the “Controller”) obtains Control of the Company as a result of:

(i) making a general offer to acquire the whole of the issued share capital of the Company (except for any capital already held by the Controller or any person connected with the Controller) that is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or

(ii) making a general offer to acquire all the shares in the Company (except for any shares already held by the Controller or any person connected with the Controller) that are of the same class as the Shares; or

(b) a court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 that is applicable to or affects:

(i) all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or

(ii) all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP; or

(c) shareholders become bound by a non-UK reorganisation (as defined by paragraph 35ZA of Schedule 4) that is applicable to or affects:

(i) all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or

(ii) all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP; or

(d) a person becomes bound or entitled to acquire Shares under sections 979 to 985 of the Companies Act 2006,

a Participant may, at any time during the period set out in rule 20.2 hereof by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares in the Acquiring Company (or some other company falling within paragraph 27(2)(b) of Schedule 4) (“New Shares”).

20.2. Period allowed for exchange of Options

The period referred to in rule 20.1 is the applicable period defined in paragraph 26(3) of Schedule 4.

20.3. Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this rule 20 as equivalent to the Option unless:

(a) the New Shares satisfy the conditions specified in paragraphs 16 to 18 and 20 inclusive of Schedule 4; and

(b) save for any performance criteria imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the CSOP Sub-Plan as it had effect immediately before the release of the Option; and

(c) the total Market Value, immediately before the release of the Option, of the Shares which were subject to the Option is equal to the total Market Value, immediately after the grant of the New Option, of the New Shares determined using a methodology agreed by HMRC; and

(d) the total amount payable by the Participant for the acquisition of the New Shares under the New Option is equal to the total amount that would have been payable by the Participant for the acquisition of the Shares under the Option.

20.4. Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Grant Date of the Option.

20.5. Application of CSOP Sub-Plan to New Option

In the application of the CSOP Sub-Plan to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively.

20.6. Interaction with Section 8(b) of the Plan

(a) Reference in Section 8(b) of the Plan to cancellation, assumption or substitution, adjustment to the kind of shares, replacement or termination of Options, shall be disapplied for the purposes of the CSOP Sub-Plan.

(b) In the event that a “Corporate Event” does not fall within rule 20.1 above, or where it does, but an Acquiring Company does not agree to grant a New Option, or if a New Option would not be regarded as ‘equivalent’ in accordance with rule 20.3 above, the Administrator shall give written notice to the Participants and all Options shall be exercisable to the extent vested (or in full if the Administrator so determines) up to 20 days before a Corporate Event save that any Option exercised in anticipation of a transaction that does not take place will be treated as not having been exercised.

21. Rights attaching to Shares issued on exercise of Options

All Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.

22. Amendment of CSOP Sub-Plan

Notwithstanding Sections 2(a) and 10(d) of the Plan, no amendment to a Key Feature of the CSOP Sub‑Plan shall take effect if, as a result of the amendment, the CSOP Sub-Plan would no longer be a Schedule 4 CSOP.

23. Adjustment of Options

23.1. Notwithstanding Sections 2(a), 8(a) and 8(b) of the Plan, no adjustment may be made to an Option (i) other than in accordance with paragraph 22 of Schedule 4 and (ii) in the event of a demerger or payment of a capital dividend or similar event.

23.2. Where an adjustment to an Option is made, the total Market Value of the Shares subject to the Option and the total amount payable on the exercise of the Option before and after the adjustment must be the same.

24. Exercise of discretion by the Administrator

In exercising any discretion which it may have under the CSOP Sub-Plan, the Administrator shall act fairly and reasonably and in good faith.

25. No Employment or Other Service Rights.

The following additional wording shall be included at the end of Section 10(a) of the Plan:

“A Participant waives all and any rights to compensation or damages under the Plan in consequence of the termination of his office or employment with the Company or an Affiliate for any reason (including, without limitation, any breach of contract by his employer).”

26. Disapplication of certain provisions of Plan

The provisions of the Plan dealing with:

(a) The ability to modify, amend or reprice Options;

(b) Share Appreciation Rights (contained in Section 5);

(c) Non-Exempt U.S. Employee (contained in Section 5(f));

(d) Restricted Shares; Restricted Share Units (contained in Section 6)

(e) Other Share Based Awards (contained in Section 7);

(f) ISOs;

(g) The ability to adjust the kind of securities under Award and make cash payments (set out in Sections 8(a) and 8(b));

(h) Termination of Status (Section 9(d));

(i) The powers to amend and reprice (Section 9(g));

(j) Section 409A (Section 10(f));

(k) Change in Time Commitment (Section 10(t)); and

(l) The Non-Employee Sub-Plan,

shall not form part of, and shall be disregarded for the purposes of the CSOP Sub-Plan.